Exhibit 99.1

2710 Wycliff Road

Raleigh, North Carolina 27607-3033

Telephone (919) 783-4603

Facsimile (919) 783-4535

Email roselyn.bar@martinmarietta.com

Roselyn R. Bar

Senior Vice President, General Counsel

and Corporate Secretary

April 3, 2012

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Attention:	Robert A. Wason IV
Senior Vice President and General Counsel

Re:	Notice of Nomination

Dear Mr. Wason:

I am writing in response to your letter, dated April 2, 2012, with respect to the nomination by Martin Marietta Materials, Inc. (“Martin Marietta”) of candidates for the Board of Directors (the “Board”) of Vulcan Materials Company (“Vulcan”) at Vulcan’s 2012 Annual Meeting of Shareholders. Martin Marietta’s process with respect to the nominees has been, and continues to be, in full compliance with the applicable requirements of New Jersey law, the SEC and Vulcan. Moreover, the nominees have been, and continue to be, entirely independent of Martin Marietta.

When Martin Marietta initially considered the nomination of director candidates as part of its proposed business combination with Vulcan, Martin Marietta’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), entered into a straightforward, two page confidentiality agreement (collectively, the “Agreements”) with selected director nominee candidates. The Agreements did not directly or indirectly disclose the identity of Martin Marietta or Vulcan (Skadden signed on behalf of a to-be-named company) and no confidential information provided to Martin Marietta by Vulcan was disclosed to any of the potential director nominees. Following execution of the Agreements, Skadden and certain of Martin Marietta’s other outside advisors undertook a process to screen the qualifications and independence of the director nominee candidates.

The Agreements are immaterial and, in any event, have no bearing whatsoever on the independence of the nominees as Vulcan directors or on their ability to discharge their fiduciary duties to Vulcan and its shareholders. Martin Marietta has been clear (in each of the January 24, 2012, January 30, 2012 and February 13, 2012 notices (the “Notices”), as well as in its filings with the SEC) that “[t]he only commitment given to us by each of the [n]ominees is that he or she will stand for election to the Vulcan Board and, if elected, will serve on the Vulcan Board. Each of the [n]ominees has specifically acknowledged that there is not, and cannot be, any agreement between any of them and Martin Marietta regarding the decisions they will make as a director of Vulcan.”

Neither the form nor substance of Vulcan’s Bylaws, questionnaire or Representation and Agreement, nor the rules of the SEC, requires, on any basis, disclosure of the Agreements. Except as otherwise disclosed in the Notices, there are no agreements, arrangements or understandings that exist between Martin Marietta and the nominees with respect to their selection or possible nomination to Vulcan’s Board. We note that, despite the reference in your letter to having “recently learned about the existence” of these arrangements, Vulcan has been aware of the existence of the Agreements for some time and already has been provided with copies of the Agreements (Martin Marietta’s publicly filed pre-trial response brief noted that “evidence at trial will show that Martin Marietta’s nominees entered into confidentiality agreements on terms that brought the nominees within the [confidentiality agreements] between Vulcan and Martin Marietta (as party ‘Representatives’)” and copies of the Agreements were produced as part of the litigation process).

Your assertion that Martin Marietta’s nominees have “agree[d] to be bound as a ‘Representative’” of Martin Marietta is both incorrect and rests solely on an incomplete quotation from the Agreement. In fact, the Agreements (which, as noted above, were entered into without naming Martin Marietta or Vulcan) provide that “[r]ecipient will agree to be bound as a ‘Representative’ of [Martin Marietta] under the terms of the confidentiality agreement between [Martin Marietta] and [Vulcan]” (emphasis added) (the “NDA”) (i.e., the nominees’ agreement to be a “Representative” of Martin Marietta for purposes of the existing NDA between Martin Marietta and Vulcan was simply an agreement to be bound by the restrictions set forth in such NDA and in no way compromises their explicit undertakings of independence).

Martin Marietta is dismayed with Vulcan’s attempt to raise a wholly unjustified specter of concern about Martin Marietta’s director nominees to Vulcan’s Board of Directors – particularly with Vulcan having full knowledge and possession for some time of the Agreements with the nominees, and thereby knowing full well that the concept of “Representative” in these Agreements clearly does not relate to the nominees’ service as directors of Vulcan should they be elected. Vulcan’s shareholders’ interests are not well served by this conduct.

The delivery of this letter shall not be deemed to constitute an admission by Martin Marietta that any Notice was or is in any way defective, or as a waiver by Martin Marietta of its right, in any way, to contest or challenge any of the foregoing matters. In addition, the delivery of this letter is not an admission that the procedures set forth in the Bylaws are legal, valid or binding, and Martin Marietta reserves all rights in connection with such matters and the other matters addressed in this letter.

Sincerely,

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ Roselyn R. Bar
Name:	Roselyn R. Bar
Title:	Senior Vice President, General Counsel and Corporate Secretary

cc:	Jerry F. Perkins, Jr., Secretary and Assistant General Counsel, Vulcan Materials Company
Edward D. Herlihy, Wachtell, Lipton, Rosen & Katz
Igor Kirman, Wachtell, Lipton, Rosen & Katz

Laurence B. Orloff, Esq., Orloff, Lowenbach, Stifelman & Siegel, P.A.

Alan S. Naar, Esq., Greenbaum, Rowe, Smith & Davis LLP

Peter Allan Atkins, Esq., Skadden, Arps, Slate, Meagher & Flom LLP

Eric L. Cochran, Esq., Skadden, Arps, Slate, Meagher & Flom LLP

Ann Beth Stebbins, Esq., Skadden, Arps, Slate, Meagher & Flom LLP

Philip R. Lochner, Jr.

Edward W. Moneypenny

Karen R. Osar

V. James Sardo

J. Keith Matheney

A. Jay Meyerson

c/o McElroy, Deutsch, Mulvaney & Carpenter, LLP

1300 Mount Kemble Avenue

P.O. Box 2075

Morristown, NJ 07962-2075

Attn: Joseph LaSala